July 13, 1997




VIA MESSENGER AND FACSIMILE (212.821.6386)

UBS Partners LLC
Fenway Partners, Inc.
Messrs. Andersen, Vaters, Slifer,
  Schmaltz and DeVita
c/o UBS Partners LLC
299 Park Avenue
New York, NY  10171-0026

Attention: Chip Delaney

         Re:      Xpedite Systems, Inc. ("XSI")

Gentlemen:

          On behalf of XSI, we are in receipt of your offer dated July 7, 1997, as modified by our discussions on July 7, 8, 9 and 10, and your amended 13D filing of July 10, 1997 and our discussions thereafter (collectively, the "Offer") to acquire XSI.

          Please be advised of the following:

          1. XSI is not currently considering any offer to purchase XSI or any of its assets, other than the Offer. XSI will not solicit or take any other action to facilitate any further offers to acquire XSI, except in connection with the Offer or, after notice thereof to UBS Capital LLC ("UBS"), as required by the Board of Directors of XSI pursuant to the good faith discharge of its fiduciary duties to XSI's stockholders. XSI will promptly notify UBS of any written inquiries or offers (and the terms thereof) XSI may receive concerning the acquisition of all or any substantial portion of the capital stock or assets of, or any other business combination involving, XSI.

          2. In consideration of your agreement to extend the Offer (as described below), XSI agrees to reimburse you for your reasonable and documented out-of-pocket expenses incurred in connection with the Offer from and including July 12, 1997 until the earlier to occur of (i) the termination of this letter agreement or (ii) 5:00 p.m. EDT on July 16, 1997 (the "Expenses"); provided, that in no event shall XSI be required to reimburse UBS for more than $100,000 of Expenses.

          3. The agreements and rights set forth in this letter shall terminate on, and the Offer shall remain open until, the earlier to occur of (i) 5:00 p.m. EDT on July 16, 1997 or (ii) such earlier date as may be agreed upon by the parties hereto; provided, that your rights under Paragraph 2 hereof shall survive such termination.

          Please indicate your agreement with the foregoing by signing a copy of this letter and returning such signed copy to the Special Committee (with copies to Neil Torpey at Paul, Hastings, Janofsky & Walker LLP).

                                 Very truly yours,

                                 SPECIAL COMMITTEE OF THE BOARD OF
                                 DIRECTORS OF XPEDITE SYSTEMS, INC.


                                 By:  /s/Philip A. Campbell
                                     -------------------------

ACCEPTED AND AGREED:
      UBS PARTNERS LLC
      FENWAY PARTNERS, INC.
      ROY B. ANDERSEN, JR.
      ROBERT S. VATERS
      MAX A. SLIFER
      DENNIS SCHMALTZ
      VINCENT DEVITA



By:   /s/Michael Greene
     ---------------------------------
      UBS Partners LLC
      on behalf of all of the persons
      listed above